MOODY NATIONAL REIT I, INC. 10-Q

Exhibit 10.2

AMENDED AND RESTATED ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

This Amended and Restated Assignment and Assumption of Purchase Agreement ("Assignment") is entered into between Moody National REIT I, Inc., a Maryland corporation ("Assignor"), and Moody National Realty Company, L.P., a Texas limited partnership ("Assignee"), as of September 22, 2015 ("Effective Date").

RECITALS

A. Pursuant to the terms of that certain Purchase and Sale Agreement dated May 5, 2015 by and between Revere Hospitality, LLC, a Delaware limited liability company ("Seller''), as seller, and Assignor, as buyer, as amended, modified and supplemented (the "Purchase Agreement"), Assignor agreed to acquire the Property (as such term is defined in the Purchase Agreement) commonly referred to as Hampton Inn Boston Logan Airport.

B. Although certain amendments and notices purported to indicate that the Agreement had been assigned to an affiliate, no previous assignment was formally authorized, executed or delivered, and this Assignment is being amended and restated to correctly identify the parties hereto.

C. Assignor desires to assign Assignor's rights and interests in the Purchase Agreement to Assignee, and Assignee wishes to assume all of Assignors rights and interests in the Contract.

D. The Parties desire to enter into this Assignment to, among other things, assign the Assignor's rights and interests in the Purchase Agreement to Assignee and to evidence Assignee's assumption of Assignor's obligations and liabilities under the Purchase Agreement.

ASSIGNMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Payment. In consideration for this Assignment, Assignee shall pay Assignor the sum of One Million and No/100 Dollars ($1,000,000.00), the same being the amount of the Earnest Money under the Agreement.

2. Assignment of Contract. Assignor hereby assigns and transfers its interest in the Purchase Agreement to Assignee. Assignor hereby represents and warrants that no previous assignment of the Agreement was previously effectuated and that Assignor has all right, title and interest in the Agreement.

3. Assumption. Assignee hereby acknowledges and agrees to all of the terms of the Purchase Agreement and accepts the foregoing assignment and assumes and agrees to perform all obligations of Assignor under the Purchase Agreement, in accordance with the terms thereof.

4. Counterparts: Facsimile Signatures. This Assignment may be executed in multiple counterparts which, when combined together, shall constitute an original of this Assignment. In addition, facsimile signatures of the parties shall be effective on all counterparts of this Assignment.

Executed as of the date set forth above.

ASSIGNOR:

Moody National REIT I, Inc., a Maryland corporation

By:
Name:	Brett C. Moody
Title:	CEO

ASSIGNEE:

Moody National Realty Company, L.P., a Texas limited partnership

By: Moody Realty Corporation, a Texas corporation, its general partner

By:
Name:	Brett C. Moody
Title:	President